Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES 2013 THIRD-QUARTER

FINANCIAL AND OPERATING RESULTS

Austin, TX — November 6, 2013 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced financial and operating results for the quarter ended September 30, 2013, reporting adjusted net income attributable to common stockholders of $13.4 million and EBITDAX of $52.5 million.  (Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.)

2013 Third-Quarter Highlights

•                  Company-wide net production of 17,380 Boe/d, up 39% from the third quarter of 2012

•                  Produced over 18,500 Boe/d in September setting a new Company production record

•                  Cleveland net production of 10,624 Boe/d, up 100% from the third quarter of 2012

•                  EBITDAX of $52.5 million, up 78% from the third quarter of 2012

•                  Increased drilling pace from six to eight rigs and exited the quarter with seven rigs in the Cleveland and one rig in the Woodford; ten rigs running today

•                  Drilled first Woodford wells under new partnership agreement with BP

Jonny Jones, Jones Energy’s Chairman and CEO commented, “The Company had an excellent third quarter and remains focused on its operating plan.  During the third quarter we added two new rigs and subsequent to the quarter end we added two more, to bring our total rig count to ten.  It was only a year ago when the Company was running three rigs, and thanks to the intense focus of our operating team we continue to outperform 2012 metrics and drill wells faster and more efficiently.  We are continuing to optimize our drilling and completion techniques, and are optimistic that we can show further improvement in our operating results.”

Operational Update

Cleveland

The Company spud 20 Cleveland wells in the third quarter of 2013, 8 of which were completed as of September 30, 2013.  The Company also completed 14 Cleveland wells in the third quarter that were carried over from prior periods.  As of September 30, 2013, 7 wells were drilling and 5 wells were in various stages of completion.  Please see the table below for more detail regarding the Cleveland drilling activity for the first nine months of 2013.

Daily net production in the Cleveland increased to 10,624 Boe/d, up 10% from the second quarter of 2013 and up 100% from the third quarter of 2012.  Additionally, oil and natural gas liquids as a percentage of total production increased to 67% in the third quarter of 2013, up from 59% in the third quarter of 2012.

The average IP30 of the 22 wells completed in the third quarter of 2013 was 470 Boe/d, which is in line with management’s expectations.  The average number of days to drill Cleveland wells has been reduced 9% from 28.4 in 2012 to 25.9 in the first nine months of 2013.  Drilling and completion costs in the quarter were in line with management’s expectations based on our $3.1 million AFE.  The Company currently has seven rigs running in the Cleveland, and expects eight to be running by the end of the year.  The Company will drill approximately 70 gross wells and complete approximately 65 gross wells in 2013.

Woodford

The Company spud 2 Woodford wells in the third quarter of 2013, neither of which were completed as of September 30, 2013.  For the remainder of 2013, the Company expects to drill 8 gross wells, all of which will be undergoing batch completion operations in December and January 2014.  Of the 10 total wells we expect to drill in the second half of 2013, 5 will be under our new partnership with Vanguard and 5 will be under our new partnership with BP.

Daily net production in the Woodford was 3,956 Boe/d, down 6% from the second quarter of 2013 and down 16% from the third quarter of 2012.  This third quarter production decrease was due to the pause in drilling over most of the first nine months of the year, which allowed us to evaluate results prior to signing the Vanguard partnership, and was in line with management expectations and full year 2013 guidance.  The Company currently has three rigs running in the Woodford and expects to be at two rigs by the end of the year.

The Company has made a proposal to its partner, Southridge, to acquire all of its interest in the property covered by the farmout agreement.  Southridge is currently evaluating this proposal, which will improve the economics by eliminating the spud fee.  If the current efforts to acquire the Southridge property are unsuccessful, the Company will no longer have the right to develop the associated acreage and proved undeveloped reserves.  Please reference the “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2013 for more information.  Regardless of the outcome of these negotiations, the Company retains all of its production and proved developed reserves associated with the 28 wells previously drilled under the agreement.

The Company controls over 800 identified drilling locations in the Woodford in addition to the 90 Southridge locations.

Other

The Company manages a non-operated position in the Hogshooter Granite Wash, which accounts for a relatively small piece of its overall capital program and allocation of resources.  During the third quarter of 2013, 2 gross non-operated wells were spud and 5 were completed.  In the first three quarters of 2013 the Company participated in 7 gross non-operated wells.  While the Company’s working interest is generally small in these wells, the results have been strong and we will participate in approximately 10 gross wells by the end of the year.

2013 YTD Operated Drilling Summary

	Gross				Net
	1Q13	2Q13	3Q13	YTD	1Q13	2Q13	3Q13	YTD
Wells Spud
Cleveland	11.0	19.0	20.0	50.0	8.5	14.4	16.3	39.2
Woodford	3.0	—	2.0	5.0	0.9	—	0.4	1.3
Total	14.0	19.0	22.0	55.0	9.4	14.4	16.7	40.5

Wells Completed
Cleveland	7.0	16.0	22.0	45.0	4.8	12.8	17.0	34.6
Woodford	—	5.0	—	5.0	—	1.5	—	1.5
Total	7.0	21.0	22.0	50.0	4.8	14.3	17.0	36.1

Capital Expenditures

During the third quarter of 2013 the Company spent $64 million, of which $60 million was related to drilling and completing wells.  The table below summarizes the Company’s capital investment by area for the first nine months of the year.

2013 YTD Capital Expenditure Summary ($mm)

	1Q13	2Q13	3Q13	YTD

Cleveland	$34.1	$34.3	$57.9	$126.3
Woodford	2.1	3.2	0.8	6.1
Other Areas and Non-op	—	1.2	1.1	2.3
Total Drilling	$36.2	$38.7	$59.8	$134.7

Leasehold and Other	7.3	7.7	4.6	19.6
Total Capital Expenditures	$43.5	$46.4	$64.4	$154.3

Liquidity

On July 29, 2013, we closed our initial public offering of 12,500,000 shares of our Class A common stock at a price to the public of $15.00 per share.  We received net proceeds of approximately $177.0 million, of which $167.0 million was used to repay outstanding borrowings on the Company’s revolving credit facility and the remainder was used for IPO related expenses and working capital.

As of September 30, 2013, the Company had borrowings of $278.0 million outstanding under its revolving credit facility, which has a borrowing base of $500 million, and had $23.1 million of cash and cash equivalents, providing total liquidity of $245.1 million.

Risk Management

The Company had the following commodity derivative contracts outstanding as of October 25, 2013:

	3 Months Ending	FYE December 31,
	12/31/13	2014	2015	2016	2017	Total
Oil, Gas and NGL Swaps
Crude Oil (MBbl)	331	1,601	1,158	859	555	4,504
Natural Gas (MMcf)	3,290	11,610	9,073	7,220	5,850	37,043
NGLs (MBbl)	430	1,005	502	97	42	2,076
Total Swaps (MBoe)	1,310	4,541	3,172	2,159	1,572	12,754

Weighted Average Prices
Crude Oil ($ / Bbl)	$90.94	$90.93	$89.43	$87.84	$85.31	$89.26
Natural Gas ($ / Mcf)	4.77	5.07	5.04	5.15	4.55	4.97

2013 Guidance

The Company reaffirms its annual 2013 guidance for production, operating expense, and cash G&A.  Guidance for capital expenditures has been adjusted to reflect the Company’s current drilling pace and its plans to optimize its current completion techniques.

2013E
Total Production (MMBoe) (1)	6.1 - 6.5
Average Daily Production (Boe/d) (1)	16,600 - 17,900
% Oil and Natural Gas Liquids (1)	54% - 57%

Operating Expenses ($/Boe)	$3.75 - $4.50
Production Taxes (% of Revenue)	4.7%
G&A Expenses ($mm) (2)	$18.0 - $21.0
Capital Expenditures ($mm)	$235.0 - $245.0

(1)         Company is in ethane rejection in the Woodford. Projections assume ethane rejection continues throughout 2013.

(2)         Excluding non-cash compensation expense.

Conference Call Details

Jones Energy will host a conference call for investors and analysts to discuss its results for the quarter on Thursday, November 7, 2013 at 10:30 a.m. ET (9:30 a.m. CT).  Participants may join the conference call by dialing (866) 270-1533 (for domestic U.S.) or (412) 317-0797 (International).  If you are not able to participate in the conference call, an audio replay will be available through 9:00 a.m. ET, December 9, 2013, by dialing (877) 344-7529 for domestic U.S., or (412) 317-0088 for international participants, and entering conference code 10036135.  A replay of the conference call may also be found on the Company’s website, www.jonesenergy.com.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including guidance regarding the timing and location of additional rigs, results of the Company’s drilling program, 2013 capital budget, ability to fund substantially all of the Company’s 2013 capital expenditure budget with cash flow from operations, customers’ elections to reject ethane and include it as part of the natural gas stream for the remainder of 2013, projections regarding total production, average daily production, percentage liquids, operating expenses, production taxes as a percentage of revenue, G&A expenses and capital expenditure levels for the second half of 2013 and full year 2013.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Explanatory Note

The historical financial information contained in this report relates to periods that ended both prior to and after the completion of the initial public offering (“the Offering”) of 12,500,000 shares of Class A common stock of Jones Energy, Inc. (the “Company”) at a price of $15.00 per share.  The Company’s Class A common stock began trading on the New York Stock Exchange (“NYSE”) under the symbol “JONE” on July 24, 2013, and the Offering closed on July 29, 2013.  The unaudited consolidated financial statements and related discussion of financial condition and results of operations contained in this report relating to periods prior to the Offering pertain to Jones Energy Holdings LLC (“JEH”).  In connection with the completion of the Offering, the Company became a holding company whose sole material asset consists of JEH LLC Units. As the sole managing member of JEH LLC, the Company is responsible for all operational, management and administrative decisions relating to JEH LLC’s business and consolidates the financial results of JEH LLC and its subsidiaries.

JEH LLC acts as a holding company of operating subsidiaries that own and operate assets that are used in the exploration, development, production and acquisition of oil and natural gas properties. Prior to the Offering, the equity capital of JEH LLC consisted of several classes of limited liability company units with differing entitlements to distributions.  In connection with the Offering, the Jones family, Metalmark Capital, Wells Fargo Central Pacific Holdings, Inc., and certain members of management, or, collectively, the Existing Owners, converted their existing membership interests in JEH LLC into a single class of units (the “JEH LLC Units”), and the Second Amended and Restated Limited Liability Company Agreement of JEH LLC was amended and restated to, among other things, modify JEH LLC’s equity capital to consist solely of the JEH LLC Units and admit the Company as the sole managing member of JEH LLC.

Jones Energy, Inc.

Results of Operations

($ in thousands)

The following table summarizes our revenues and expenses for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change

Revenues:
Oil	$40,528	$14,013	$26,515	$104,777	$48,122	$56,655
Natural gas	13,437	7,726	5,711	41,124	20,130	20,994
NGLs	14,660	10,064	4,596	42,283	37,174	5,109
Total oil and gas	68,625	31,803	36,822	188,184	105,426	82,758
Other	226	132	94	673	660	13
Total operating revenues	68,851	31,935	36,916	188,857	106,086	82,771
Costs and expenses:
Lease operating	7,761	5,776	1,985	19,308	17,107	2,201
Production taxes	3,469	1,192	2,277	9,103	3,951	5,152
Exploration	853	84	769	1,458	265	1,193
Depletion, depreciation and amortization	30,529	21,229	9,300	82,552	58,251	24,301
Impairment of oil and gas properties	—	—	—	—	61	(61)
Accretion of discount	170	146	24	434	427	7
General and administrative	13,974	3,832	10,142	25,611	11,508	14,103
Total costs and expenses	56,756	32,259	24,497	138,466	91,570	46,896
Operating income	12,095	(324)	12,419	50,391	14,516	35,875
Other income (expenses):
Interest expense	(6,879)	(5,716)	(1,163)	(22,712)	(17,868)	(4,844)
Net gain (loss) on commodity derivatives	(20,728)	(18,436)	(2,292)	4,444	20,122	(15,678)
Gain (loss) on sales of assets	(55)	205	(260)	(30)	1,561	(1,591)
Total other income (expense)	(27,662)	(23,947)	(3,715)	(18,298)	3,815	(22,113)
Income before income tax	(15,567)	(24,271)	8,704	32,093	18,331	13,762
Income tax provision	(344)	104	(448)	(93)	327	(420)
Net income (loss) including non-controlling interests	(15,223)	(24,375)	9,152	32,186	18,004	14,182
Net income (loss) attributable to non-controlling interests	(14,402)	—	(14,402)	33,007	—	33,007
Net income (loss) attributable to controlling interests	$(821)	$(24,375)	$23,554	$(821)	$18,004	$(18,825)

Earnings (loss) per share:
Basic and diluted	$(0.07)			$(0.07)
Weighted average shares outstanding:
Basic and diluted	12,500,000			12,500,000

Jones Energy, Inc.

Balance Sheet

($ in thousands)

	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash	$23,055	$23,726
Accounts receivable, net
Oil and gas sales	52,766	29,684
Joint interest owners	23,280	21,876
Other	818	4,590
Other current assets	1,687	1,088
Commodity derivative assets	14,681	17,648
Total current assets	116,287	98,612
Oil and gas properties, net, at cost under the successful efforts method	1,080,054	1,007,344
Other property, plant and equipment, net	2,479	3,398
Commodity derivative assets	26,591	25,199
Other assets	15,345	16,133
Deferred tax assets	359	—
Total assets	$1,241,115	$1,150,686
Liabilities and Stockholders’ / Members’ Equity
Current liabilities
Trade accounts payable	$58,516	$38,036
Oil and gas sales payable	63,858	45,860
Accrued liabilities	7,796	3,873
Deferred tax liabilities	17	61
Asset retirement obligations	174	174
Commodity derivative liabilities	10,424	4,035
Total current liabilities	140,785	92,039
Long-term debt	438,000	610,000
Deferred revenue	14,886	—
Commodity derivative liabilities	511	7,657
Asset retirement obligations	10,025	9,332
Deferred tax liabilities	2,138	1,876
Total liabilities	606,345	720,904
Stockholders’ / members’ equity
Members’ equity	—	429,782
Class A common stock; 12,526,580 shares issued and outstanding	13	—
Class B common stock; 36,836,333 shares issued and outstanding	37	—
Additional paid-in-capital	172,652	—
Retained earnings	(821)	—
Stockholders’ / members’ equity	171,881	429,782
Non-controlling interest	462,889	—
Total stockholders’ / members’ equity	634,770	429,782
Total liabilities and stockholders’ / members’ equity	$1,241,115	$1,150,686

Jones Energy, Inc.

Statement of Cash Flow Data

($ in thousands)

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities
Net income	$32,186	$18,004
Adjustments to reconcile net income to net cash provided by operating activities
Depletion, depreciation, and amortization	82,552	58,251
Impairment of oil and gas properties	—	61
Accretion of discount	434	427
Amortization of debt issuance costs	2,003	2,650
Stock compensation expense	10,379	425
Other non-cash compensation expense	2,592	—
Amortization of deferred revenue	(114)	—
Gain on commodity derivatives	(4,444)	(20,122)
Gain on sales of assets	30	(1,561)
Deferred income tax provision	(141)	327
Other - net	227	60
Changes in assets and liabilities
Accounts receivable	(23,359)	26,143
Other assets	643	1,170
Accounts payable and accrued liabilities	15,577	(22,362)
Net cash provided by operations	118,565	63,473
Cash flows from investing activities
Additions to oil and gas properties	(127,478)	(95,878)
Proceeds from sales of assets	629	9,151
Acquisition of other property, plant and equipment	(440)	(743)
Current period settlements of matured derivative contracts	7,680	21,778
Net cash used in investing	(119,609)	(65,692)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	49,243
Repayment under long-term debt	(172,000)	(38,243)
Payment of debt issuance costs	(49)	(18)
Proceeds from sale of common stock, net of expenses of $15.1 million	172,422	—
Net cash provided by financing	373	10,982
Net increase (decrease) in cash	(671)	8,763
Cash
Beginning of period	23,726	6,136
End of period	$23,055	$14,899
Supplemental disclosure of cash flow information
Cash paid for interest	$19,442	$15,275
Change in accrued additions to oil and gas properties	26,826	(8,952)
Current additions to ARO	499	257
Deferred offering costs	60	—
Noncash distributions to members	10,000	—

Jones Energy, Inc.

Selected Financial and Operating Statistics

The following table sets forth summary data regarding production volumes, average prices and average production costs associated with our sale of oil and natural gas for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Net production volumes:
Oil (MBbls)	401	161	240	1,126	522	604
Natural gas (MMcf)	4,418	3,409	1,009	12,822	10,221	2,601
NGLs (MBbls)	462	420	42	1,287	1,265	22
Total (MBoe)	1,599	1,149	450	4,550	3,491	1,060
Average net (Boe/d)	17,380	12,489	4,891	16,667	12,741	3,926
Average sales price, unhedged:
Oil (per Bbl), unhedged	$101.07	$87.04	$14.03	$93.05	$92.19	$0.86
Natural gas (per Mcf), unhedged	3.04	2.27	0.77	3.21	1.97	1.24
NGLs (per Bbl), unhedged	31.73	23.96	7.77	32.85	29.39	3.46
Combined (per Boe) realized, unhedged	42.92	27.68	15.24	41.36	30.20	11.16
Average sales price, hedged:
Oil (per Bbl), hedged	$89.40	$85.91	$3.49	$87.56	$88.33	$(0.77)
Natural gas (per Mcf), hedged	3.87	3.82	0.05	3.99	3.81	0.18
NGLs (per Bbl), hedged	31.88	31.41	0.47	33.91	34.79	(0.88)
Combined (per Boe) realized, hedged	42.33	34.85	7.48	42.52	36.98	5.54
Average costs (per BOE):
Lease operating	$4.85	$5.03	$(0.18)	$4.24	$4.90	$(0.66)
Production taxes	2.17	1.04	1.13	2.00	1.13	0.87
Depletion, depreciation and amortization	19.09	18.48	0.61	18.14	16.69	1.45
General and administrative	8.74	3.34	5.40	5.63	3.30	2.33

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

($ in thousands)

EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion and amortization, exploration expense, net gains (losses) on commodity derivatives (excluding current period settlements of matured derivative contracts), and other items. EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP. Management believes EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDAX has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets. Our presentation of EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items and should not be viewed as a substitute for GAAP. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to EBITDAX for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation of EBITDAX to net income
Net income	$(15,223)	$(24,375)	$32,186	$18,004
Interest expense (excluding amortization of deferred financing costs)	6,204	4,831	20,709	15,218
Exploration expense	853	84	1,458	265
Income taxes	(344)	104	(93)	327
Amortization of deferred financing costs	675	885	2,003	2,650
Depreciation and depletion	30,529	21,229	82,552	58,251
Impairment of oil and natural gas properties	—	—	—	61
Accretion expense	170	146	434	427
Other non-cash charges	(83)	(80)	227	60
Stock compensation expense	9,906	142	10,379	425
Other non-cash compensation expense	127	—	2,592	—
Net loss (gain) on commodity derivatives	20,728	18,436	(4,444)	(20,122)
Net loss (gain) on current period settlements of matured derivative contracts	(943)	8,245	5,262	23,665
Amortization of deferred revenue	(114)	—	(114)	—
Loss (gain) on sales of assets	55	(205)	30	(1,561)
EBITDAX	$52,540	$29,442	$153,181	$97,670

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements. We define Adjusted Net Income as net income excluding the impact of certain non-cash items including gains or losses on commodity derivative instruments not yet settled, impairment of oil and gas properties, and non-cash compensation expense. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, these measures are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provide a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the three and nine months ended September 30, 2013 and 2012, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income (loss)	$(15,223)	$(24,375)	$32,186	$18,004
Net (gain) loss on derivative contracts	20,728	18,436	(4,444)	(20,122)
Current period settlements of matured derivative contracts	(943)	8,245	5,262	23,665
Impairment of unproved properties	—	—	—	61
Non-cash stock compensation expense	9,906	142	10,379	425
Other non-cash compensation expense	127	—	2,592	—
Tax impact	(1,239)	—	(1,239)	—
Adjusted net income	$13,356	$2,448	$44,736	$22,033